NEWS RELEASE

Lexaria Energy Protein Bar Available November 3

Kelowna, BC—October 6, 2015 - Lexaria Corp. (LXRP-OTCQB) (LXX-CSE) (the "Company" or "Lexaria") announces the brand new Lexaria Energy10 Protein Bar will be in stock and available for sale in just four weeks: on November 3, 2015.

The Lexaria Energy10 bar is the world’s first gluten free bar fortified with active full spectrum hemp oil utilizing Lexaria’s patent pending technology for greater bioavailability. There are two different recipe formulations being introduced, each optimized for a slightly different purpose.

The Cashew Berry Date vegan bar is optimized for pre-workout or pre afternoon use, with 10 grams of protein and a combination of dates, cherries and blueberries for energy from natural sugar sources. This 70 gram bar delivers energy for your workout or for your day to come.

The Chocolate Berry Date is optimized for post-workout and for afternoon or evening use. It has an astonishing 21 grams of protein and 13 grams of fiber to provide your body with comfort after strenuous activity, or anytime you have the munchies! At 82 delicious grams it is nearly a meal in itself.

Despite being the only bars on the market fortified with patent pending delivery technology of active hemp oil, and being some of the physically largest bars on the market, the Lexaria Energy10 bars will retail at just US$3.99 – about the same price as other premium bars. This pricing represents a triumph of composition and production technology, giving grocery shoppers access to active hemp oil fortified products at about the same price as more traditional competitive products that are NOT fortified with hemp oil.

Lexaria will immediately begin a marketing and distribution campaign for the Lexaria Energy10 protein bars to gyms and fitness centers to fulfill the demands of fitness enthusiasts for healthy foods that support high performance lifestyles. Most fitness centers have memberships of 1,000 persons or more, all dedicated to healthy active lifestyles that the Lexaria Energy10 bars help fulfill. According to IHRSA, there are 34,460 gyms and fitness centers in the USA today, and Lexaria intends to ensure its unique protein bars are made available to all the 54.1 million Americans who belong to a health club.

Lexaria also notes that it faces zero competition from cannabis companies in reaching these informed customers with our new protein bars infused with active full spectrum hemp oil, since cannabis-containing products are not legal for sale outside of licensed marijuana dispensaries. Our health-food products, made with legally imported hemp, are federally legal in the USA and a great fit for fitness centers everywhere.

There are over 180,000 health clubs worldwide, with a total membership of 144.7 million people. We believe our strategy of focusing on this affluent niche will help to establish the Lexaria Energy brand of active full spectrum hemp oil infused performance products as a leader in the sector.

In vitro laboratory testing completed in August determined that Lexaria’s technology and formulation can result in cannabidiol absorption rates as much as 499% higher than controls.

Health Club and gym owners, or other retailers interested in offering this unique product, should call (843-952-3764 or 1-888-976-8482) to place initial stocking orders. The bars are gluten free, all-natural with no artificial ingredients, no artificial flavors, no preservatives, no corn syrup, and no added sugars (other than sweetened blueberries).

A new Lexaria Energy Foods website will also be unveiled prior to November 3, to begin taking orders for the protein bars and provide more information on the Lexaria Energy brand.

About Lexaria

Lexaria is a food sciences company, with common shares quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: the launching of the new Lexaria Energy10 bar on or near November 3, 2015. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will not need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products and Lexaria Energy products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.